March 2007	Pricing Sheet dated March 23, 2007 relating to
Preliminary Terms No. 222 dated February 22, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
8% SPARQS®
Mandatorily Exchangeable for Common Stock of
Archer-Daniels-Midland Company
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM

P R I C I N G T E R M S – M A R C H 2 3, 2 0 0 7
Issuer:	Morgan Stanley
Maturity date:	April 20, 2008
Underlying stock:	Archer-Daniels-Midland Company common stock (“ADM Stock”)
Aggregate principal amount:	$43,500,025.66
Coupon:	8% per annum, payable quarterly beginning July 20, 2007
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into ADM Stock at the exchange ratio.
Exchange ratio:	1.0, subject to adjustment for certain corporate events.
Issuer call right:	Beginning on October 20, 2007, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.
Yield to call:	17% per annum on the stated principal amount.
First call date:	October 20, 2007
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	April 10, 2008
Stated principal amount:	$35.63 per SPARQS
Issue price:	$35.63 per SPARQS (see “Commissions and issue price” below)
Pricing date:	March 23, 2007
Original issue date:	March 30, 2007 (5 business days after the pricing date)
CUSIP:	61750V477
Listing:	The SPARQS have been approved for listing on the American Stock Exchange LLC (the “AMEX”) subject to official notice of issuance. The AMEX listing symbol for the SPARQS is “AMA”. It is not possible to predict whether any secondary market for the SPARQS will develop.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per SPARQS	$35.63	$0.579	$35.051
	Total	$43,500,025.66	$706,890.68	$42,793,134.98

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor. The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS. Please see “Issue price” on page 4 of the Preliminary Terms for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for SPARQS.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Preliminary Terms No. 222 dated February 22, 2007
Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006